      As filed with the Securities and Exchange Commission on May 25, 2001

                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  -------------

                         PERFORMANCE FOOD GROUP COMPANY
             (Exact name of registrant as specified in its charter)

          TENNESSEE                     5141                    54-0402940
(State or other jurisdiction      (Primary Standard         (I.R.S. Employer
      of incorporation        Industrial Classification   Identification Number)
      or organization)               Code Number)

                            12500 WEST CREEK PARKWAY
                            RICHMOND, VIRGINIA 23238
                                 (804) 484-7700
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                     --------------------------------------

                                 ROGER L. BOEVE
                            12500 WEST CREEK PARKWAY
                            RICHMOND, VIRGINIA 23238
                                 (804) 484-7700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                             F. MITCHELL WALKER, JR.
                             BASS, BERRY & SIMS PLC
                        315 DEADERICK STREET, SUITE 2700
                         NASHVILLE, TENNESSEE 37238-0002
                                 (615) 742-6200

                             ----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ______________________________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________________________

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================

                                                                                Proposed Maximum
   Title of Each Class of          Amount to           Proposed Maximum             Aggregate           Amount of
 Securities to be Registered     be Registered   Offering Price per Share(1)    Offering Price(1)    Registration Fee
----------------------------------------------------------------------------------------------------------------------
        Common Stock         4,000,000 shares(2)          $24.93                  $99,720,000           $24,930

======================================================================================================================

(1) Pursuant to Rule 457(c), the price is estimated solely for the purpose of calculating the registration fee and is based on the average of high and low reported sales prices of the Common Stock of the Registrant on the Nasdaq Stock Market on May 23, 2001.

(2) Pursuant to Rule 416(b) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold as a result of any stock split or stock dividend.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                             SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY 25, 2001

PROSPECTUS

                         PERFORMANCE FOOD GROUP COMPANY

                        4,000,000 SHARES OF COMMON STOCK

         This is a prospectus for the offering of up to 4,000,000 shares of common stock. We may offer the common stock in connection with future acquisitions of assets or securities of companies in the foodservice industry, including assets or companies that process, market or distribute food products or are involved in other ancillary or related businesses. In addition to the common stock, we may pay consideration including cash, debt or other securities or we may assume certain liabilities of the business being acquired.

         The terms of future acquisitions will be determined by negotiations between us and the management or the owners of the assets to be acquired or the owners of the securities to be acquired. We will take into account the quality of management, the past and potential earning power and growth of the assets or securities to be acquired, and other relevant factors.

         Our common stock is listed on the Nasdaq Stock Market's National Market under the symbol "PFGC."

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

               The date of this prospectus is _____________, 2001.

--------------------------------------------------------------------------------
        The information in this prospectus is not complete and may be changed. We may not sell these securities until the
        registration statement filed with the Securities and Exchange
        Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, over the next two years, we may use up to 4,000,000 shares of the common stock described in this prospectus in one or more acquisitions of assets or securities of companies in the foodservice industry. Each time we use the common stock in an acquisition, we will provide a prospectus supplement that will contain specific information about the terms of that acquisition. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplements together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. We also maintain a web site at http://www.pfgc.com.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important business and financial information about us that is not included in or delivered with this prospectus to you by referring you to other, previously filed documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, from the date on the front of this prospectus until we use all of the common stock described in this prospectus:

         -        Annual Report on Form 10-K for the year ended December 30,
                  2000;

         -        Quarterly Report on Form 10-Q for the period ended March 31,
                  2001;

         - The description of our common stock contained in Form 8-A filed August 12, 1993; and

         - The description of our rights to purchase preferred stock contained in Form 8-A filed May 20, 1997.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

         Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238, (804) 484-7700, Attention: Roger L. Boeve.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of those documents.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

         This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors that these sections created. Those statements include the discussions of management's expectations concerning our future profitability, operating and growth strategy, including strategic acquisitions, and assumptions regarding other matters. When used in this prospectus, the words "believes," "expects," "anticipates," "intends," "estimates," "plans," and similar terms or expressions are intended to identify forward-looking statements. In addition, we may include forward-looking statements in various other documents issued in the future and in various oral statements to securities analysts and potential investors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including the factors described in this prospectus under the heading RISK FACTORS, which could cause the future results and shareholder values to differ materially from those expressed in the forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, we cannot guarantee that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. Because of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference, the inclusion of such information is not a representation by us or any other person that our objectives and plans will be achieved. In addition, we do not intend to, and are not obligated to, update these forward-looking statements after we distribute this prospectus, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date.

                                   THE COMPANY

         Performance Food Group Company was founded in 1987 through the combination of various foodservice businesses, and has grown both internally through increased sales to existing and new customers and through acquisitions of existing foodservice distributors. We are the nation's fourth largest broadline foodservice distributor based on 2000 net sales of $2.6 billion. We market and distribute over 31,000 national and proprietary brand food and non-food products to approximately 27,000 customers in the foodservice or "food-away-from-home" industry. Our extensive product line and distribution system allow us to service both of the major customer types in the foodservice industry: "street" foodservice customers, which include independent restaurants, hotels, cafeterias, schools, healthcare facilities and other institutional customers; and multi-unit, or "chain," customers, which include regional and national quick-service and casual-dining restaurants.

         Our objective is to continue to grow our business through both internal growth and acquisitions. Our internal growth strategy is to increase sales to existing customers and identify new customers for whom we can act as the principal supplier. We also intend to consider strategic acquisitions of other foodservice distribution companies and related businesses both to further penetrate existing markets and to expand into new markets. Finally, we strive to achieve higher productivity and efficiency in our existing operations.

         Our principal executive offices are located at 12500 West Creek Parkway, Richmond, Virginia 23238, our telephone number is (804) 484-7700 and we maintain a website at http://www.pfgc.com.

                                  RISK FACTORS

         You should carefully consider the following factors and other information in this prospectus before deciding to invest in the common stock:

         Foodservice distribution is a low-margin business and is sensitive to economic conditions. We operate in the foodservice distribution industry, which is characterized by a high volume of sales with relatively low profit margins. A significant portion of our sales are at prices that are based on product cost plus a percentage markup. As a result, our results of operations may be negatively impacted when the price of food goes down, even though our percentage markup may remain constant. The foodservice industry is also sensitive to national and regional economic conditions, and the demand for our foodservice products has been adversely affected from time to time by economic downturns. In addition, our operating results are particularly sensitive to, and may be materially adversely impacted by, difficulties with the collectibility of accounts receivable, inventory control, price pressures, severe weather conditions and increases in wages or other labor costs and fuel or other transportation-related costs. There can be no assurance that one or more of these factors will not adversely affect our future operating results. We have experienced losses due to the uncollectibility of accounts receivable in the past and could experience such losses in the future.

         We rely on major customers. We derive a substantial portion of our net sales from customers within the restaurant industry, particularly certain chain customers. Net sales to Outback Steakhouse accounted for 16% of our consolidated net sales in 2000 and 1999. Net sales to Cracker Barrel Old Country Store accounted for 16% of our consolidated net sales in 2000 and 17% of our consolidated net sales in 1999. We do not have agreements requiring these or other customers to purchase any specified amount of goods from us, nor do we have any assurance as to the level of future purchases by our customers. Likewise, our customers generally have the ability to stop buying from us at any time. A material decrease in sales to any of our major customers or the loss of any of our major customers would have a material adverse impact on our operating results. In addition, to the extent we add new customers, whether following the loss of existing customers or otherwise, we may incur substantial start-up expenses in initiating services to new customers. Also, certain of our customers have from time to time experienced bankruptcy, insolvency, and/or an inability to pay debts to us as they come due, and similar events in the future could have a material adverse impact on our operating results. In particular, we believe that one of our customers, who accounted for approximately 5% of our consolidated net sales in 2000, may be experiencing financial difficulties.

         Our business is dependent on our ability to complete acquisitions and integrate operations of acquired businesses. A significant portion of our historical growth has been achieved through acquisitions of other foodservice distributors, and our growth strategy includes additional acquisitions. There can be no assurance that we will be able to make acquisitions in the future or that any acquisitions we do make will be successful. Furthermore, there can be no assurance that future acquisitions will not have a material adverse effect upon our operating results, particularly in periods immediately following the consummation of those transactions while the operations of the acquired business are being integrated into our operations. In connection with the acquisitions of other businesses in the future, we may decide to consolidate the operations of an acquired business with our existing operations or make other changes with respect to the acquired business, which could result in special charges or other expenses. In addition, the successful integration of acquired companies depends upon the timely, efficient and successful execution of post-acquisition events, which include the integration of the acquired businesses into our purchasing programs, distribution network, marketing programs and information systems. Additionally, our ability to make any future acquisitions may depend upon obtaining additional financing. There can be no assurance that we will be able to obtain additional financing on acceptable terms or at all.

         Managing our growth may be difficult and our growth rate may decline. We have rapidly expanded our operations since inception. This growth has placed significant demands on our administrative, operational and financial resources. We cannot assure you that this growth will continue. To the extent that our customer base and our services continue to grow, this growth is expected to place a significant demand on our managerial, administrative, operational and financial resources. Our future performance and results of operations will depend in part on our ability to successfully implement enhancements to our business management systems and to adapt those systems as necessary to respond to changes in our business. Similarly, our growth has created a need for expansion of our facilities from time to time. As we near maximum utilization of a given facility, operations may be constrained and inefficiencies may be created which could adversely affect our operating results until the facility is expanded or volume is shifted to another facility. Conversely, as we add additional facilities or expand existing facilities, excess capacity may be created. Any excess capacity may also create inefficiencies and adversely affect our operating results.

         Competition in the foodservice distribution industry is intense, and we may not be able to compete successfully. The foodservice distribution industry is highly competitive. We compete with numerous smaller distributors on a local level, as well as with a limited number of national foodservice distributors. Some of these distributors have substantially greater financial and other resources than we do. Bidding for contracts or arrangements with customers, particularly chain and other large customers, is highly competitive and distributors may market their services to a particular customer over a long period of time before they are invited to bid. In the fresh-cut produce area of our business, competition comes mainly from smaller processors. We believe that most purchasing decisions in the foodservice business are based on the distributor's ability to completely and accurately fill orders and to provide timely deliveries, on the quality of the product and on price. Our failure to compete successfully could have a material adverse effect on our business, operating results and financial condition.

         Our success depends on our senior management and key employees. Our success is largely dependent on the skills, experience and efforts of our senior management. The loss of one or more of our members of senior management could have a material adverse effect upon our business and development. In addition, we depend to a substantial degree on the services of certain key employees. Any failure to attract and retain qualified employees in the future could have a material adverse effect on our business.

         The market price for our common stock may be volatile. In recent periods, there has been significant volatility in the market price for our common stock. In addition, the market price of our common stock could fluctuate substantially in the future in response to a number of factors, including the following:

         - our quarterly operating results or the operating results of other distributors of food and non-food products;

         - changes in general conditions in the economy, the financial markets or the food distribution or foodservice industries;

         - changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

         - announcements by us or our competitors of significant acquisitions;

         -        increases in labor and fuel costs; and

         - natural disasters, severe weather conditions or other developments affecting us or our competitors.

In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth our selected consolidated financial data as of and for the three months ended April 1, 2000 and March 31, 2001 and as of and for each of the preceding five fiscal years. The selected consolidated financial data as of and for the three months ended April 1, 2000 and March 31, 2001 have been derived from our unaudited condensed consolidated financial statements. The selected consolidated financial data for the preceding five fiscal years have been derived from our consolidated financial statements, included in our Annual Report on Form 10-K, which has been audited by KPMG LLP. The information set forth below should be read in conjunction with our consolidated financial statements referred to above and the related notes thereto. The information set forth below has been adjusted to reflect a two-for-one stock split in the form of a stock dividend paid on April 30, 2001 to shareholders of record on April 23, 2001.

                                                                                                           Three Months Ended
                                      December 28,  December 27,   January 2,    January 1,  December 30,  April 1,    March 31,
(In thousands, except per share data)     1996          1997          1999          2000        2000         2000        2001
--------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF EARNINGS DATA:
Net sales                              $ 864,219   $ 1,331,002   $ 1,721,316   $ 2,055,598   $ 2,605,468   $ 579,750   $ 723,475
Cost of goods sold                       740,009     1,159,593     1,491,079     1,773,632     2,253,277     502,341     628,100
--------------------------------------------------------------------------------------------------------------------------------
     Gross profit                        124,210       171,409       230,237       281,966       352,191      77,409      95,375
Operating expenses                       103,568       146,344       198,646       242,625       302,176      69,845      83,589
--------------------------------------------------------------------------------------------------------------------------------
     Operating profit                     20,642        25,065        31,591        39,341        50,015       7,564      11,786
--------------------------------------------------------------------------------------------------------------------------------
Other income (expense):
  Interest expense                        (1,346)       (2,978)       (4,411)       (5,388)       (6,593)     (1,389)     (1,642)
  Nonrecurring merger expenses                --            --            --        (3,812)           --          --          --
  Gain on sale of investment                  --            --            --           768            --          --          --
  Other, net                                 176           111           195           342           (66)         69          16
--------------------------------------------------------------------------------------------------------------------------------
     Other expense, net                   (1,170)       (2,867)       (4,216)       (8,090)       (6,659)     (1,320)     (1,626)
--------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes              19,472        22,198        27,375        31,251        43,356       6,244      10,160
Income tax expense                         7,145         8,298         9,965        12,000        16,475       2,373       3,861
--------------------------------------------------------------------------------------------------------------------------------
     Net earnings                      $  12,327   $    13,900   $    17,410   $    19,251   $    26,881   $   3,871   $   6,299
--------------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA:
Weighted average common shares
  outstanding                             24,118        25,621        26,796        27,554        28,336      28,077      35,591
Basic net earnings per common share    $    0.51   $      0.54   $      0.65   $      0.70   $      0.95   $    0.14   $    0.18
Pro forma basic net earnings per
  common share (1) (2)                      0.49          0.53          0.63          0.77          0.95        0.14        0.18
Weighted average common shares and
  dilutive potential common shares
  outstanding                             25,072        26,683        27,850        28,437        29,539      28,826      37,406
Diluted net earnings per common share  $    0.49   $      0.52   $      0.63   $      0.68   $      0.91   $    0.13   $    0.17
Pro forma diluted net earnings per
  common share (1)(2)                       0.47          0.51          0.60          0.75          0.91        0.13        0.17
Book value per share                   $    4.21   $      5.17   $      5.84   $      6.71   $     10.08   $    6.76   $   10.29
--------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET AND OTHER DATA:
Working capital                        $  49,397   $    60,131   $    63,280   $    70,879   $    96,470   $  58,322   $  82,920
Property, plant and equipment, net        61,884        78,006        93,402       113,930       143,142     121,682     145,302
Depreciation and amortization              6,128         8,592        11,501        14,137        17,877       4,132       5,990
Capital expenditures                       9,703         9,054        26,663        26,006        30,992      10,980       6,718
Total assets                             202,807       308,945       387,712       462,045       709,696     487,628     697,465
Short-term debt (including current
  installments of long-term debt)            814           867           797           703         1,966         696       1,117
Long-term debt                            16,134        54,748        74,305        92,404       114,492      89,905      91,210
Shareholders' equity                   $ 105,468   $   137,949   $   157,085   $   189,344   $   357,717   $ 187,713   $ 367,221
Total capital                            122,416       193,564       232,187       282,451       474,175     278,314     459,548
--------------------------------------------------------------------------------------------------------------------------------

(1) Pro forma adjustments to net earnings per common share add back nonrecurring merger expenses and adjust income taxes as if NorthCenter Foodservice Corporation was taxed as a C-corporation for income tax purposes rather than as an S-corporation prior to the merger of NorthCenter in February 1999.

(2)      1999 excluded a nonrecurring gain of $768 on the sale of an investment.

                OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

         This prospectus has also been prepared for use by the persons who may receive common stock from us in acquisitions and who may be entitled to offer such common stock under circumstances requiring the use of a prospectus; provided, however, that no one is authorized to use this prospectus for any offer of such common stock without first obtaining our consent. We may consent to the use of this prospectus for a limited period of time and subject to limitations and conditions which may be varied by agreement. Resales of such shares may be made on the Nasdaq Stock Market or any exchange on which our common stock may be listed, in the over-the-counter market, in private transactions or pursuant to underwriting agreements.

         Agreements with the sellers permitting use of this prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by us; that the sellers enter into custody agreements with respect to such shares; and that sales be made only by one or more of the methods described in this prospectus, as appropriately supplemented or amended when required. The sellers may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended.

         When resales are to be made through a broker or dealer selected by us, it is anticipated that such a firm may be engaged to act as the sellers' agent in the sale of shares. The commission paid to the firm will be an ordinary commission including negotiated commissions or mark-ups to the extent permissible. Sales of shares by the firm may be made on the Nasdaq Stock Market or any exchange at prices related to prices then prevailing. Any such sales may be by block trade. Any such firm may be deemed to be an underwriter within the meaning of the Securities Act, and any commissions earned by such firm may be deemed to be underwriting discounts and commissions under the Securities Act.

         When we are notified by a seller that a block trade has taken place, a supplemental prospectus, if required, will be filed pursuant to Rule 424 under the Securities Act, disclosing the name of the firm, the number of shares involved, the price at which such shares were sold and the commissions to be paid to such firm.

                                  LEGAL MATTERS

         Bass, Berry & Sims PLC, Nashville, Tennessee will issue an opinion about the legality of the common stock.

                                     EXPERTS

         The consolidated financial statements of Performance Food Group Company and subsidiaries and the related financial statement schedule as of December 30, 2000 and January 1, 2000, and for each of the fiscal years in the three-year period ended December 30, 2000, have been incorporated by reference in this registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

============================================================


                     TABLE OF CONTENTS

                                                   Page
                                                   ----
About this Prospectus................................2

Where You Can Find More Information..................2

Cautionary Statement Concerning
     Forward-Looking Information.....................3

The Company..........................................4

Risk Factors.........................................4

Selected Consolidated Financial Data.................7

Outstanding Securities Covered by this Prospectus....8

Legal Matters........................................8

Experts..............................................8

============================================================



============================================================


                 4,000,000 Shares

          PERFORMANCE FOOD GROUP COMPANY


                   Common Stock


                -------------------


                    PROSPECTUS

               ____________________


              ________________, 2001






============================================================

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation; (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.

         The Restated Charter and Bylaws of Performance Food Group Company (the "Company") provide that to the fullest extent permitted by law no director shall be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty as a director. Under the TBCA, this provision relieves the Company's directors from personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing (i) any breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any unlawful distributions. The Company has entered into indemnification agreements with each of its directors and executive officers. The Company currently has in effect an executive liability insurance policy which provides coverage for its directors and officers.

ITEM 21.  EXHIBITS.

Exhibit
Number            Description
------            -----------
3.1     --        Restated Charter of the Registrant, as amended (restated for
                  SEC purposes only)
3.2     --        Restated Bylaws of the Registrant (incorporated by reference to the Company's Registration Statement No. 33-64930 on
                  Form S-1)
4       --        Form of Common Stock Certificates (incorporated by reference to the Company's Registration Statement No. 33-64930 on
                  Form S-1)
5       --        Opinion of Bass, Berry & Sims PLC
23.1    --        Consent of KPMG LLP
23.2    --        Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5)

----------------------

ITEM 22.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on May 24, 2001.


                                    PERFORMANCE FOOD GROUP COMPANY



                                    /s/ Robert C. Sledd
                                    --------------------------------------------
                                    Robert C. Sledd, Chairman



                      SIGNATURE PAGE AND POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Robert C. Sledd and Roger L. Boeve (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                                       Date
---------                           -----                                       ----

/s/   Robert C. Sledd               Chairman, Chief Executive                   May 24, 2001
--------------------------------       Officer and Director (Principal
Robert C. Sledd                        Executive Officer)


/s/    C. Michael Gray              President, Chief Operating                  May 24, 2001
--------------------------------       Officer and Director
C. Michael Gray


/s/    Roger L. Boeve               Executive Vice President and                May 24, 2001
--------------------------------      Chief Financial Officer
Roger L. Boeve                        (Principal Financial Officer and
                                      Principal Accounting Officer)


/s/    Charles E. Adair             Director                                    May 24, 2001
--------------------------------
Charles E. Adair


/s/    Fred C. Goad, Jr.            Director                                    May 24, 2001
--------------------------------
Fred C. Goad, Jr.


/s/    Timothy M. Graven            Director                                    May 24, 2001
--------------------------------
Timothy M. Graven


/s/    H. Allen Ryan                Director                                    May 24, 2001
--------------------------------
H. Allen Ryan


/s/    John E. Stokely              Director                                    May 24, 2001
--------------------------------
John E. Stokely

                                INDEX TO EXHIBITS

Exhibit
Number            Description
------            -----------
3.1     --        Restated Charter of the Registrant, as amended (restated for
                  SEC purposes only)
3.2     --        Restated Bylaws of the Registrant (incorporated by reference to the Company's Registration Statement No. 33-64930 on
                  Form S-1)
4       --        Form of Common Stock Certificates (incorporated by reference to the Company's Registration Statement No. 33-64930 on
                  Form S-1)
5       --        Opinion of Bass, Berry & Sims PLC
23.1    --        Consent of KPMG LLP
23.2    --        Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5)